AMERICAN FUNDS TARGET DATE RETIREMENT SERIES

SHAREHOLDER SERVICES AGREEMENT

1.           The parties to this Agreement, which is effective as of [DATE], 20__, are American Funds Target Date Retirement Series, a Delaware statutory trust (the “Trust”), and American Funds Service Company, a California corporation (“AFS”).  The Trust consists of the funds set forth on Exhibit A (“Funds”). AFS is a wholly owned subsidiary of Capital Research and Management Company (“CRMC”).  This Agreement will continue in effect until amended or terminated in accordance with its terms.  The effective dates of this Agreement with respect to the Funds are set forth on Exhibit A.

2.           The Trust hereby employs AFS, and AFS hereby accepts such employment by the Trust, as its transfer agent.  In such capacity AFS will provide the services of stock transfer agent, dividend disbursing agent, redemption agent, and such additional related services as the Trust may from time to time require, in respect of Class A shares of the Trust, all of which services are sometimes referred to herein as “shareholder services.”  In addition, AFS assumes responsibility for the Trust’s implementation and compliance with the procedures set forth in the Anti-Money Laundering (“AML”) Program of the Trust and does hereby agree to provide all records relating to the AML Program to any federal examiner of the Trust upon request.

3.           AFS has entered into substantially identical agreements with other investment companies for which CRMC serves as investment adviser.  (For the purposes of this Agreement, such investment companies, including the Trust, are called “participating investment companies.”)

4.           AFS has entered into an agreement with DST Systems, Inc. (“DST”), to provide AFS with electronic data processing services sufficient for the performance of the shareholder services referred to in paragraph 2.

5.           The Trust, together with the other participating investment companies, will maintain a Review and Advisory Committee, which Committee will review and may make recommendations to the boards of the participating investment companies regarding all fees and charges provided for in this Agreement, as well as review the level and quality of the shareholder services rendered to the participating investment companies and their shareholders.  Each participating investment company may select one director or trustee who is not affiliated with CRMC, or any of its affiliated companies, or with Washington Management Corporation or any of its affiliated companies, to serve on the Review and Advisory Committee.

6.           AFS will provide to the participating investment companies the shareholder services referred to herein in return for the following fees:

Annual account maintenance fee (paid monthly):

Fee per account (annual rate)	Rate
Broker controlled account (networked and street)	$0.84
Full service account	$16.00

No annual fee will be charged for a participant account underlying a 401(k) or other defined contribution plan where the plan maintains a single account on AFS’ books and responds to all participant inquiries.

AFS will bill the Trust monthly, on or shortly after the first of each calendar month, and the Trust will pay AFS within five business days of such billing.

Any revision of the schedule of charges set forth herein shall require the affirmative vote of a majority of the members of the board of trustees of the Trust.

7.           All Fund-specific charges from third parties -- including DST charges, payments described in the next sentence, postage, NSCC transaction charges and similar out-of-pocket expenses -- will be passed through directly to the Trust or other participating investment companies, as applicable.  AFS, subject to approval of its board of directors, is authorized in its discretion to negotiate payments to third parties for account maintenance and/or transaction processing services provided such payments do not exceed the anticipated savings to each Fund, either in fees payable to AFS hereunder or in other direct Fund expenses, that AFS reasonably anticipates would be realized by each Fund from using the services of such third party rather than maintaining the accounts directly on AFS’ books and/or processing non-automated transactions.

8.           It is understood that AFS may have income in excess of its expenses and may accumulate capital and surplus.  AFS is not, however, permitted to distribute any net income or accumulated surplus to its parent, CRMC, in the form of a dividend without the affirmative vote of a majority of the members of the boards of the Trust and all participating investment companies.

9.           This Agreement may be amended at any time by mutual agreement of the parties, with agreement of the Trust to be evidenced by affirmative vote of a majority of the members of the board of trustees of the Trust.

10.           This Agreement may be terminated on 180 days’ written notice by either party.  In the event of a termination of this Agreement, AFS and the Trust will each extend full cooperation in effecting a conversion to whatever successor shareholder service provider(s) the Trust may select, it being understood that all records relating to the Trust, the Funds and the Funds’ shareholders are property of the Trust.

11.           In the event of a termination of this Agreement by the Trust, the Trust will pay to AFS as a termination fee each Fund’s proportionate share of any costs of conversion of the Funds’ shareholder service from AFS to a successor.  In the event of termination of this Agreement and all corresponding agreements with all the participating investment companies, all assets of AFS will be sold or otherwise converted to cash, with a view to the liquidation of AFS when it ceases to provide shareholder services for the participating investment companies.  To the extent any such assets are sold by AFS to CRMC and/or any of its affiliates, such sales shall be at fair market value at the time of sale as agreed upon by AFS, the purchasing company or companies, and the Review and Advisory Committee.  After all assets of AFS have been converted to cash and all liabilities of AFS have been paid or discharged, an amount equal to any capital or paid-in surplus of AFS that shall have been contributed by CRMC or its affiliates shall be set aside in cash for distribution to CRMC upon liquidation of AFS.  Any other capital or surplus and any assets of AFS remaining after the foregoing provisions for liabilities and return of capital or paid-in surplus to CRMC shall be distributed to the participating investment companies in such proportions as may be determined by the Review and Advisory Committee.

12.           In the event of disagreement between the Trust and AFS, or between the Trust and other participating investment companies as to any matter arising under this Agreement, which the parties to the disagreement are unable to resolve, the question shall be referred to the Review and Advisory Committee for resolution.  If the Review and Advisory Committee is unable to resolve the question to the satisfaction of both parties, either party may elect to submit the question to arbitration; one arbitrator to be named by each party to the disagreement and a third arbitrator to be selected by the two arbitrators named by the original parties.  The decision of a majority of the arbitrators shall be final and binding on all parties to the arbitration.  The expenses of such arbitration shall be paid by the party electing to submit the question to arbitration.

13.           The obligations of the Trust under this Agreement are not binding upon any of the trustees, officers, employees, agents or shareholders of the Trust or each Fund individually, but bind only the Trust and each Fund.  AFS agrees to look solely to the assets of each Fund for the satisfaction of any liability of the Funds in respect to this Agreement and will not seek recourse against such trustees, officers, employees, agents or shareholders, or any of them or their personal assets for such satisfaction.

AMERICAN FUNDS SERVICE COMPANY	AMERICAN FUNDS TARGET DATE RETIREMENT SERIES

By	By
John H. Phelan, Jr.	Michael J. Downer
President	President and
Principal Executive Officer

By	By
Angela M. Mitchell	Steven I. Koszalka
Secretary	Secretary

EXHIBIT A
to the
Shareholder Services Agreement

Fund	Effective Date
American Funds 2055 Target Date Retirement Fund	[DATE], 20__
American Funds 2050 Target Date Retirement Fund	[DATE], 20__
American Funds 2045 Target Date Retirement Fund	[DATE], 20__
American Funds 2040 Target Date Retirement Fund	[DATE], 20__
American Funds 2035 Target Date Retirement Fund	[DATE], 20__
American Funds 2030 Target Date Retirement Fund	[DATE], 20__
American Funds 2025 Target Date Retirement Fund	[DATE], 20__
American Funds 2020 Target Date Retirement Fund	[DATE], 20__
American Funds 2015 Target Date Retirement Fund	[DATE], 20__
American Funds 2010 Target Date Retirement Fund	[DATE], 20__

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made as of the date set forth on the signature page by and between [Name of fund], a Delaware statutory trust (the “Fund”), and the trustee of the Fund whose name is set forth on the signature page (the “Board Member”).

WHEREAS, the Board Member is a trustee of the Fund, and the Fund wishes the Board Member to continue to serve in that capacity; and

WHEREAS, the Agreement and Declaration of Trust of the Fund (the “Trust Instrument”) and By-Laws of the Fund and applicable federal and Delaware laws permit the Fund to contractually obligate itself to indemnify and hold the Board Member harmless to the fullest extent permitted by law;

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual agreements set forth herein, the parties hereby agree as set forth below.  Certain capitalized terms used herein are defined in Section 5.

1.  Indemnification.  The Fund shall indemnify and hold harmless the Board Member against any liabilities or Expenses (collectively, “Liability”) actually and reasonably incurred by the Board Member in any Proceeding arising out of or in connection with the Board Member’s service to the Fund, to the fullest extent permitted by the Trust Instrument and By-Laws of the Fund and the laws of the State of Delaware, the Securities Act of 1933, and the Investment Company Act of 1940, as now or hereafter in force, subject to the provisions of paragraphs (a), (b) and (c) of this Section 1.  The Fund’s Board of Trustees shall take such actions as may be necessary to carry out the intent of these indemnification provisions and shall not amend the Fund’s Trust Instrument or By-laws to limit or eliminate the right to indemnification provided herein with respect to acts or omissions occurring prior to such amendment or repeal.

(a) Special Condition.  With respect to Liability to the Fund or its shareholders, and subject to applicable state and federal law, the Board Member shall be indemnified pursuant to this Section 1 against any Liability unless such Liability arises by reason of the Board Member’s willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office as defined in such Section 17(h) of the Investment Company Act of 1940, as amended (“Disabling Conduct”).

(b) Special Process Condition.  With respect to Liability to the Fund or its shareholders, no indemnification shall be made unless a determination has been made by reasonable and fair means that the Board Member has not engaged in Disabling Conduct.   Such reasonable and fair means shall be established in conformity with then applicable federal and Delaware law and administrative interpretations.  In any determination with respect to Disabling Conduct, a trustee requesting indemnification who is not an “interested person” of the Fund, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, shall be afforded a rebuttable presumption that such trustee did not engage in such conduct while acting in his or her capacity as a trustee.

(c) State Law Restrictions.  In accordance with the Delaware Statutory Trust Act, the Board Member shall not be indemnified and held harmless pursuant to this Section 1 if the substantive and procedural standards for indemnification under such law have not been met.

2.   Advancement of Expenses.  The Fund shall promptly advance funds to the Board Member to cover any and all Expenses the Board Member incurs with respect to any Proceeding arising out of or in connection with the Board Member’s service to the Fund, to the fullest extent permitted by the laws of the State of Delaware, the Securities Act of 1933, and the Investment Company Act of 1940, as such statutes are now or hereafter in force, subject to the provisions of paragraphs (a) and (b) of this Section 2.

(a) Affirmation of Conduct.  A request by the Board Member for advancement of funds pursuant to this Section 2 shall be accompanied by the Board Member’s written affirmation of his or her good faith belief that he or she met the standard of conduct necessary for indemnification, and such other statements, documents or undertakings as may be required under applicable federal and Delaware law.

(b) Special Conditions to Advancement.  With respect to Liability to the Fund or its shareholders, and subject to applicable state and federal law, the Board Member shall be entitled to advancements of Expenses pursuant to this Section 2 against any Liability to the Fund or its shareholders if (1) the Fund has obtained assurances to the extent required by applicable federal and Delaware law, such as by obtaining insurance or receiving collateral provided by the Board Member, to the reasonable satisfaction of the Board, that the advance will be repaid if the Board Member is found to have engaged in Disabling Conduct, or (2) the Board has a reasonable belief that the Board Member has not engaged in Disabling Conduct and ultimately will be entitled to indemnification.  In forming such a reasonable belief, the Board of Trustees shall act in conformity with then applicable federal and Delaware law and administrative interpretations, and shall afford a trustee requesting an advance who is not an “interested person” of the Fund, as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, a rebuttable presumption that such trustee did not engage in Disabling Conduct while acting in his or her capacity as a trustee.

3.  Procedure for Determination of Entitlement to Indemnification and Advancements.  A request by the Board Member for indemnification or advancement of Expenses shall be made in writing, and shall be accompanied by such relevant documentation and information as is reasonably available to the Board Member.  The Secretary of the Fund shall promptly advise the Board of such request.

(a) Methods of Determination.  Upon the Board Member’s request for indemnification or advancement of Expenses, a determination with respect to the Board Member’s entitlement thereto shall be made by the Board or Independent Counsel in accordance with applicable federal and Delaware law.  The Board Member shall have the right, in his or her sole discretion, to have Independent Counsel make such a determination.  The Board Member shall cooperate with the person or persons making such determination, including without limitation providing to such persons upon reasonable advance request any documentation or information that is not privileged or otherwise protected from disclosure and is reasonably available to the Board Member and reasonably necessary to such determination.  Any Expenses incurred by the Board Member in so cooperating shall be borne by the Fund, irrespective of the determination as to the Board Member’s entitlement to indemnification or advancement of Expenses.

(b) Independent Counsel.  If the determination of entitlement to indemnification or advancement of Expenses is to be made by Independent Counsel, the Board of Trustees shall select the Independent Counsel, and the Secretary of the Fund shall give written notice to the Board Member advising the Board Member of the identity of the Independent Counsel selected.  The Board Member may, within five days after receipt of such written notice, deliver to the Secretary of the Fund a written objection to such selection.  Such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirement of independence set forth in Section 4, and shall set forth with particularity the factual basis of such assertion.  Upon such objection, the Board of Trustees, acting in conformity with applicable federal and Delaware law, shall select another Independent Counsel.

If within fourteen days after submission by the Board Member of a written request for indemnification or advancement of Expenses no such Independent Counsel shall have been selected without objection, then either the Board or the Board Member may petition the Chancery Court of the State of Delaware or any other court of competent jurisdiction for resolution of any objection that shall have been made to the selection of Independent Counsel and/or for the appointment as Independent Counsel of a person selected by the court or by such other person as the court shall designate, and the person with respect to whom an objection is favorably resolved or the person so appointed shall act as Independent Counsel.

The Fund shall pay all reasonable fees and Expenses charged or incurred by Independent Counsel in connection with his or her determinations pursuant to this Agreement, and shall pay all reasonable fees and Expenses incident to the procedures described in this paragraph, regardless of the manner in which such Independent Counsel was selected or appointed.

(c) Failure to Make Timely Determination.  If the person or persons empowered or selected to determine whether the Board Member is entitled to indemnification or advancement of Expenses shall not have made such determination within thirty days after receipt by the Secretary of the Fund of the request therefor, the requisite determination of entitlement to indemnification or advancement of Expenses shall be deemed to have been made, and the Board Member shall be entitled to such indemnification or advancement, absent (i) an intentional misstatement by the Board Member of a material fact, or an intentional omission of a material fact necessary to make the Board Member’s statement not materially misleading, in connection with the request for indemnification or advancement of Expenses, or (ii) a prohibition of such indemnification or advancements under applicable federal and Delaware law; provided, however, that such period may be extended for a reasonable period of time, not to exceed an additional thirty days, if the person or persons making the determination in good faith require such additional time to obtain or evaluate documentation or information relating thereto.

(d) Payment Upon Determination of Entitlement.  If a determination is made pursuant to Section 1 or Section 2 (or is deemed to be made pursuant to paragraph (c) of this Section 3) that the Board Member is entitled to indemnification or advancement of Expenses, payment of any indemnification amounts or advancements owing to the Board Member shall be made within ten days after such determination (and, in the case of advancements of further Expenses, within ten days after submission of supporting information).  If such payment is not made when due, the Board Member shall be entitled to an adjudication in a court of competent jurisdiction of the Board Member’s entitlement to such indemnification or advancements.  The Board Member shall commence such proceeding seeking an adjudication within one year following the date on which he or she first has the right to commence such proceeding pursuant to this paragraph (d).  In any such proceeding, the Fund shall be bound by the determination that the Board Member is entitled to indemnification or advancements, absent (i) an intentional misstatement by the Board Member of a material fact, or an intentional omission of a material fact necessary to make his or her statement not materially misleading, in connection with the request for indemnification or advancements, or (ii) a prohibition of such indemnification or advancements under applicable federal and Delaware law.

(e) Appeal of Adverse Determination.  If a determination is made that the Board Member is not entitled to indemnification or advancements, the Board Member shall be entitled to an adjudication of such matter in any court of competent jurisdiction.  Alternatively, the Board Member, at his or her option, may seek an award in arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association.  The Board Member shall commence such proceeding or arbitration within one year following the date on which the adverse determination is made.  Any such judicial proceeding or arbitration shall be conducted in all respect as a de novo trial or arbitration on the merits, and the Board Member shall not be prejudiced by reason of such adverse determination.

(f) Expenses of Appeal.  If the Board Member seeks a judicial adjudication of or an award in arbitration to enforce his or her rights under, or to recover damages for breach of, the indemnification or Expense advancement provisions of this Agreement, the Board Member shall be entitled to recover from the Fund, and shall be indemnified by the Fund against, any and all Expenses actually and reasonably incurred by the Board Member in such judicial adjudication or arbitration, but only if the Board Member prevails therein.  If it shall be determined in such judicial adjudication or arbitration that the Board Member is entitled to receive part but not all of the indemnification or advancement of Expenses sought, the Expenses incurred by the Board Member in connection with such judicial adjudication or arbitration shall be prorated as the court or arbitrator determines to be appropriate.

(g) Validity of Agreement.  In any judicial proceeding or arbitration commenced pursuant to this Section 3, the Fund shall be precluded from asserting that the procedures and presumptions set forth in this Agreement are not valid, binding and enforceable against the Fund, and shall stipulate in any such court or before any such arbitrator that the Fund is bound by all the provisions of this Agreement.

4.  General Provisions.

(a) Non-Exclusive Rights.  The provisions for indemnification of, and advancement of Expenses to, the Board Member set forth in this Agreement shall not be deemed exclusive of any other rights to which the Board Member may otherwise be entitled.  Notwithstanding the previous sentence, the indemnification provided for in this Agreement is in lieu of, and not in addition to, the indemnification set forth in the Trust Instrument.  The Fund shall not be liable under this Agreement to make any payment of amounts otherwise indemnifiable hereunder if and to the extent that the Board Member has otherwise actually received such payment under any insurance policy, contract, agreement or otherwise.

(b) Continuation of Provisions.  This Agreement shall be binding upon all successors of the Fund, including without limitation any transferee of all or substantially all assets of the Fund and any successor by merger, consolidation, or operation of law, and shall inure to the benefit of the Board Member’s spouse, heirs, assigns, devisees, executors, administrators and legal representatives.  The provisions of this Agreement shall continue until the later of  (1) ten years after the Board Member has ceased to provide any service to the Fund, and (2) the final termination of all Proceedings in respect of which the Board Member has asserted, is entitled to assert, or has been granted rights of indemnification or advancement of Expenses hereunder and of any proceeding commenced by the Board Member pursuant to Section 3 relating thereto.    Unless required by applicable federal or Delaware law, no amendment of the Trust Instrument or By-Laws of the Fund shall limit or eliminate the right of the Board Member to indemnification and advancement of Expenses set forth in this Agreement with respect to acts or omissions occurring prior to such amendment or repeal.  In the event the Fund or any successor shall discontinue its operations within the term of this Agreement, adequate provision shall be made to honor the Fund’s obligations under this Agreement.

(c) Selection of Counsel.  Counsel selected by the Board shall be entitled to assume the defense of any Proceeding for which the Board Member seeks indemnification or advancement of Expenses under this Agreement.  However, counsel selected by the Board Member shall conduct the defense of the Board Member to the extent reasonably determined by such counsel to be necessary to protect the interests of the Board Member, and the Fund shall indemnify the Board Member therefor to the extent otherwise permitted under this Agreement, if (1) the Board Member reasonably determines that there may be a conflict in the Proceeding between the positions of the Board Member and the positions of the Fund or the other parties to the Proceeding that are indemnified by the Fund and not represented by separate counsel, or the Board Member otherwise reasonably concludes that representation of both the Board Member, the Fund and such other parties by the same counsel would not be appropriate, or (2) the Proceeding involves the Board Member but neither the Fund nor any such other party and the Board Member reasonably withholds consent to being represented by counsel selected by the Fund.  If the Board has not selected counsel to assume the defense of any such Proceeding for the Board Member within thirty days after receiving written notice thereof from the Board Member, the Fund shall be deemed to have waived any right it might otherwise have to assume such defense.

(d)  D&O Insurance.  For a period of at least six years after the Board Member has ceased to provide services to the Fund, the Fund shall purchase and maintain in effect, through “tail” or other appropriate coverage, one or more policies of insurance on behalf of the Board Member to the maximum extent of the coverage provided to the active members of the Board of Trustees of the Fund.

(e) Subrogation.  In the event of any payment by the Fund pursuant to this Agreement, the Fund shall be subrogated to the extent of such payment to all of the rights of recovery of the Board Member, who shall, upon reasonable written request by the Fund and at the Fund’s expense, execute all such documents and take all such reasonable actions as are necessary to enable the Fund to enforce such rights.  Nothing in this Agreement shall be deemed to diminish or otherwise restrict the right of the Fund or the Board Member to proceed or collect against any insurers and to give such insurers any rights against the Fund under or with respect to this Agreement, including without limitation any right to be subrogated to the Board Member’s rights hereunder, unless otherwise expressly agreed to by the Fund in writing, and the obligation of such insurers to the Fund and the Board Member shall not be deemed to be reduced or impaired in any respect by virtue of the provisions of this Agreement.

(f) Notice of Proceedings.  The Board Member shall promptly notify the Secretary of the Fund in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding which may be subject to indemnification or advancement of expense pursuant to this Agreement, but no delay in providing such notice shall in any way limit or affect the Board Member’s rights or the Fund’s obligations under this Agreement.

(g)  Notices.  All notices, requests, demands and other communications to a party pursuant to this Agreement shall be in writing, addressed to such party at the address specified on the signature page of this Agreement (or such other address as may have been furnished by such party by notice in accordance with this paragraph), and shall be deemed to have been duly given when delivered personally (with a written receipt by the addressee) or two days after being sent (1) by certified or registered mail, postage prepaid, return receipt requested, (2) by nationally recognized overnight courier service or (3) by tested electronic means.

(h)  Severability.  If any provision of this Agreement shall be held to be invalid, illegal, or unenforceable, in whole or in part, for any reason whatsoever, (1) the validity, legality and enforceability of the remaining provisions of this Agreement (including, without limitation, each portion of any Section of this Agreement containing any provision that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (2) to the fullest extent possible, the remaining provisions of this Agreement shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

(i)  Modification and Waiver.  This Agreement supersedes any existing or prior agreement between the Fund and the Board Member pertaining to the subject matter of indemnification, advancement of Expenses and insurance.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both parties or their respective successors or legal representatives.  Any waiver by either party of any breach by the other party of any provision contained in this Agreement to be performed by the other party must be in writing and signed by the waiving party or such party’s successor or legal representative, and no such waiver shall be deemed a waiver of similar or other provisions at the same or any prior or subsequent time.

(j)  Headings.  The headings of the Sections of this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

(k)  Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which when taken together shall constitute one document.

(l)  Applicable Law.  This Agreement shall be governed by and construed and enforce in accordance with the laws of the State of Delaware without reference to principles of conflict of laws.

5.  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)  “Board” means the board of trustees of the Fund, excluding those members of the board of trustees who are not eligible under applicable federal or Delaware law to participate in making a particular determination pursuant to Section 3 of this Agreement; provided, however, that if no two members of the Board of Trustees are eligible to participate, Board shall mean Independent Counsel.

(b)  “Disabling Conduct” shall be as defined in Section 1.

(c)  “Expenses” shall include without limitation all judgments, penalties, fines, amounts paid or to be paid in settlement, ERISA excise taxes, liabilities, losses, interest, expenses of investigation, attorneys’ fees,  retainers, court costs, transcript costs, fees of experts and witnesses, expenses of preparing for and attending depositions and other proceedings, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other costs, disbursements or expenses of the type customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend,  investigating, or acting as a witness in a Proceeding.

(d)  “Final termination of a Proceeding” shall mean a final adjudication by court order or judgment of the court or other body before which a matter is pending, from which no further right of appeal or review exists.

(e)  “Independent Counsel” shall mean a law firm, or a member of a law firm, that is experienced in matters of investment company law and neither at the time of designation is, nor in the five years immediately preceding such designation was, retained to represent (A) the Fund or the Board Member in any matter material to either, or (B) any other party to the Proceeding giving rise to a claim for indemnification or advancements hereunder.  Notwithstanding the foregoing, however, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing either the Fund or the Board Member in an action to determine the Board Member’s rights pursuant to this Agreement, regardless of when the Board Member’s act or failure to act occurred.

(f)  “Independent Board Member” shall mean a trustee of the Fund who is neither an “interested person” of the Fund as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended, nor a party to the Proceeding with respect to which indemnification or advances are sought.

(g)  “Liability shall be as defined in Section 1.

(h)  “Proceeding” shall include without limitation any threatened, pending or completed claim, demand, threat, discovery request, request for testimony or information, action, suit, arbitration, alternative dispute mechanism, investigation, hearing, or other proceeding, including any appeal from any of the foregoing, whether civil, criminal, administrative or investigative, and shall also include any proceeding brought by the Board Member against the Fund.

(i)  The Board Member’s “service to the Fund” shall include without limitation the Board Member’s service as a trustee, officer, employee, agent or representative of the Fund, and his or her service at the request of the Fund as a director, trustee, officer, employee, agent or representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.
IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

Dated:

a Delaware Statutory Trust

By:
Name:
Title:   Secretary
Address for notices:

Name:
Address for notices:

AMERICAN FUNDS TARGET DATE RETIREMENT SERIES

ADMINISTRATIVE SERVICES AGREEMENT

WHEREAS, American Funds Target Date Retirement Series (the “Trust”), is a Delaware statutory trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end diversified investment company that consists of the funds set forth on Exhibit B (each a “Fund” and collectively the “Funds”) and may offer additional series of funds in the future;

WHEREAS, each Fund offers Class A shares; Class R-1 shares, Class R-2 shares, Class R-3 shares, Class R-4 shares, Class R-5 shares, and Class R-6 shares (collectively, the “Class A and R shares”);

WHEREAS, Capital Research and Management Company (the “Investment Adviser”), is a Delaware corporation registered under the Investment Advisers Act of 1940, as amended, and is engaged in the business of providing investment advisory and related services to the Trust and to other investment companies;

WHEREAS, the Trust wishes to have the Investment Adviser arrange for and coordinate, monitor, oversee and assist with the provision of transfer agent and shareholder services (“transfer agent services”) and certain other administrative services (other than those provided pursuant to any other agreement with the Trust), including but not limited to recordkeeping, transactional services, tax information returns and reports, fund communication and shareholder communication (collectively “administrative services”) for each Fund’s Class A and R shares;

WHEREAS, the Investment Adviser is willing to perform or to cause to be performed such transfer agent services and administrative services for each Fund’s Class A and R shares on the terms and conditions set forth herein; and

WHEREAS, the Trust and the Investment Adviser wish to enter into an Administrative Services Agreement (“Agreement”) whereby the Investment Adviser would perform or cause to be performed such transfer agent services and administrative services for each Fund’s Class A and R shares;

NOW, THEREFORE, the parties agree as follows:

1.         Services.  During the term of this Agreement, the Investment Adviser shall perform or cause to be performed the transfer agent services and administrative services set forth in Exhibit A hereto, as such exhibit may be amended from time to time by mutual consent of the parties.  The Trust and Investment Adviser acknowledge that the Investment Adviser will contract with third parties, including American Funds Service Company (“AFS”), to perform such transfer agent services and administrative services.  In selecting third parties to perform transfer agent and administrative services, the Investment Adviser shall select only those third parties that the Investment Adviser reasonably believes have adequate facilities and personnel to diligently perform such services.  The Investment Adviser shall monitor, coordinate, oversee and assist with the activities performed by the third parties with which it or AFS contracts to ensure shareholders receive high-quality service. In doing so the Investment Adviser shall establish procedures to monitor the activities of such third parties.  These procedures may, but need not, include monitoring:  (i) telephone queue wait times; (ii) telephone abandon rates; (iii) website and voice response unit downtimes; (iv) downtime of the third party’s shareholder account recordkeeping system; (v) the accuracy and timeliness of financial and non-financial transactions; and (vi) to ensure compliance with the Trust’s prospectus.

2.         Fees.

(a) Transfer Agent Fees.  In consideration of transfer agent services performed or caused to be performed by the Investment Adviser for the Trust’s Class A and R shares, the Trust shall pay the Investment Adviser transfer agent fees according to the fee schedule contained in the Shareholder Services Agreement, as amended from time to time, between the Trust and AFS.  Transfer Agent Fees shall be paid only in respect of accounts that are held in street name or a networked environment.  No fees shall be paid under this paragraph 2(a) for services provided by third parties other than AFS.  All fund-specific charges from third parties -- including DST charges, postage, NSCC transaction charges and similar out-of-pocket expenses -- will be passed through directly to the Trust.  Transfer agent fees shall be paid within 30 days after receipt of an invoice for transfer agent services performed the preceding month.

(b) Administrative Services Fees.  In consideration of administrative services performed or caused to be performed by the Investment Adviser for the Trust’s Class A and Class R shares, the Trust shall pay the Investment Adviser an administrative services fee (“administrative fee”).  For the Trust’s Class A shares, Class R-1 shares, Class R-2 shares, Class R-3 shares, and Class R-4 shares, the administrative fee shall accrue daily and shall be calculated at the annual rate of 0.10% of the average daily net assets of those shares.  For the Trust’s Class R-5 shares, the administrative fee shall accrue daily and shall be calculated at the annual rate of 0.05% of the average daily net assets of the Class R-5 shares.  The Trust’s Class R-6 shares shall not be subject to the administrative fee described in this paragraph (b). The administrative fee shall be invoiced and paid within 30 days after the end of the month in which the administrative services were performed.

3.Effective Date and Termination of Agreement.  This Agreement shall become effective on [DATE], 20__ and unless terminated sooner it shall continue in effect until [DATE], 20__.  It may thereafter be continued from year to year only with the approval of a majority of those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of this Agreement or any agreement related to it (the “Independent Trustees”).  The effective and termination dates of this Agreement with respect to the Funds are set forth on Exhibit B. This Agreement may be terminated as to the Trust as a whole or any series of the Trust or class of shares of the Funds individually at any time by vote of a majority of the Independent Trustees. The Investment Adviser may terminate this agreement upon sixty (60) days’ prior written notice to the Trust.

4.Amendment.  This Agreement may not be amended to increase materially the fees payable under this Agreement unless such amendment is approved by the vote of a majority of the Independent Trustees.

5.Assignment.  This Agreement shall not be assignable by either party hereto and in the event of assignment shall automatically terminate forthwith.  The term “assignment” shall have the meaning set forth in the 1940 Act.  Notwithstanding the foregoing, the Investment Adviser is specifically authorized to contract with third parties for the provision of transfer agent, shareholder services, and administrative services on behalf of the Trust.

6.Issuance of Additional Series of Funds.  This Agreement shall apply to any funds added to the Trust that offer Class A and R shares unless the Trust’s Independent Trustees otherwise provide.

7.Choice of Law.  This Agreement shall be construed under and shall be governed by the laws of the State of California, and the parties hereto agree that proper venue of any action with respect hereto shall be Los Angeles County, California.

8.         Limitation on Fees.  Notwithstanding the foregoing, the portion of the administrative fees payable under this Agreement retained by the Investment Adviser (after all permissible payments to AFS and third party service providers) will be limited to no more than 0.05% of average daily net assets per share class.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate original by its officers thereunto duly authorized, as of [DATE], 20__.

CAPITAL RESEARCH AND	AMERICAN FUNDS TARGET DATE
MANAGEMENT COMPANY	RETIREMENT SERIES

By:	By:
Timothy D. Armour,	Michael J. Downer
President	President and
Principal Executive Officer

By:	By:
Paul G. Haaga, Jr.,	Steven I. Koszalka
Chairman	Secretary

EXHIBIT A
to the
Administrative Services Agreement

Transfer Agent Services

The Investment Adviser or any third party with whom it may contract, including American Funds Service Company (the Investment Adviser and any such third-party are collectively referred to as “Service Provider”) shall act, as necessary, as stock transfer agent, dividend disbursing agent and redemption agent for each Fund’s Class A and R shares, and shall provide such additional related services as each Fund’s Class A and R shares may from time to time require, all of which services are sometimes referred to herein as “shareholder services.”

Administrative Services

1.           Record Maintenance

The Service Provider shall maintain, and require any third parties with which it contracts to maintain with respect to each Fund shareholder holding the Fund’s Class A and R shares in a Service Provider account (“Customers”) the following records:

a.           Number of shares;

b.           Date, price and amount of purchases and redemptions (including dividend reinvestments) and dates and amounts of dividends paid for at least the current year to date;

c.           Name and address of the Customer, including zip codes and social security numbers or taxpayer identification numbers;

d.           Records of distributions and dividend payments; and

e.           Any transfers of shares.

2.           Shareholder Communications

Service Provider shall:

a.           Provide to a shareholder mailing agent for the purpose of delivering certain Trust-related materials the names and addresses of all Customers.  The Trust-related materials shall consist of updated summary prospectuses and/or prospectuses and any supplements and amendments thereto, annual and other periodic reports, proxy or information statements and other appropriate shareholder communications.  In the alternative, the Service Provider may distribute the Trust-related materials to its Customers.

b.           Deliver current Trust summary prospectuses, prospectuses and statements of additional information and annual and other periodic reports upon Customer request, and, as applicable, with confirmation statements.

c.           Deliver statements to Customers on no less frequently than a quarterly basis showing, among other things, the number of Class A and R shares of each Fund owned by such Customer and the net asset value of Class A and R shares of each Fund as of a recent date.

d.           Produce and deliver to Customers confirmation statements reflecting purchases and redemptions of Class A and R shares of the Funds.

e.           Respond to Customer inquiries regarding, among other things, share prices, account balances, dividend amounts and dividend payment dates.

f.           If the Service Provider accepts transactions in the Funds’ Class A and R shares from any brokers or banks in an omnibus relationship, require each such broker or bank to provide such shareholder communications as set forth in 2(a) through 2(e) to its own Customers.

3.           Transactional Services

The Service Provider shall communicate to its Customers, as to Class A and R shares of the Funds, purchase, redemption and exchange orders reflecting the orders it receives from its Customers or from any brokers and banks for their Customers.  The Service Provider shall also communicate to beneficial owners holding through it, and to any brokers or banks for beneficial owners holding through them, as to shares of Class A and R shares of the Funds, mergers, splits and other reorganization activities, and require any broker or bank to communicate such information to its Customers.

4.           Tax Information Returns and Reports

The Service Provider shall prepare and file, and require to be prepared and filed by any brokers or banks as to their Customers, with the appropriate governmental agencies, such information, returns and reports as are required to be so filed for reporting:  (i) dividends and other distributions made; (ii) amounts withheld on dividends and other distributions and payments under applicable federal and state laws, rules and regulations; and (iii) gross proceeds of sales transactions as required.

5.           Trust Communications

The Service Provider shall, upon request by the Trust, on each business day, report the number of Class A and R shares on which the administrative fee is to be paid pursuant to this Agreement.  The Service Provider shall also provide the Trust with a monthly invoice.

6.           Coordination, Oversight and Monitoring of Service Providers

The Investment Adviser shall coordinate, monitor, oversee and assist with the activities performed by the Service Providers with which it contracts to ensure that the shareholders of each Fund’s Class A and R shares receive high-quality service.  The Investment Adviser shall also ensure that Service Providers deliver to Customers account statements and all Trust-related materials, including summary prospectuses and/or prospectuses, shareholder reports, and proxies.
EXHIBIT B
to the
Amended and Restated Administrative Services Agreement

Fund	Effective Date	Termination Date
American Funds 2055 Target Date Retirement Fund	[DATE], 20__	[DATE], 20__
American Funds 2050 Target Date Retirement Fund	[DATE], 20__	[DATE], 20__
American Funds 2045 Target Date Retirement Fund	[DATE], 20__	[DATE], 20__
American Funds 2040 Target Date Retirement Fund	[DATE], 20__	[DATE], 20__
American Funds 2035 Target Date Retirement Fund	[DATE], 20__	[DATE], 20__
American Funds 2030 Target Date Retirement Fund	[DATE], 20__	[DATE], 20__
American Funds 2025 Target Date Retirement Fund	[DATE], 20__	[DATE], 20__
American Funds 2020 Target Date Retirement Fund	[DATE], 20__	[DATE], 20__
American Funds 2015 Target Date Retirement Fund	[DATE], 20__	[DATE], 20__
American Funds 2010 Target Date Retirement Fund	[DATE], 20__	[DATE], 20__

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) is made as of this __ day of ______, 20__ by and between [Name of Fund], a [state and form of organization] (the “Fund”), and [Name of Delaware statutory trust], a Delaware statutory trust (the “DE Trust”) (the Fund and the DE Trust are hereinafter collectively referred to as the “parties”).

In consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto agree as follows:

1. Plan of Reorganization.

a. Upon satisfaction of the conditions precedent described in Section 3 hereof, the Fund will convey, transfer and deliver to the DE Trust at the closing provided for in Section 2 (hereinafter referred to as the “Closing”) all of the Fund’s then-existing assets (the “Assets”). In consideration thereof, the DE Trust agrees at the Closing (i) to assume and pay when due all obligations and liabilities of the Fund, existing on or after the Effective Date of the Reorganization (as defined in Section 2 hereof), whether absolute, accrued, contingent or otherwise, including all fees and expenses in connection with this Agreement, which fees and expenses shall, in turn, include, without limitation, costs of legal advice, accounting, printing, mailing, proxy solicitation and transfer taxes, if any (collectively, the “Liabilities”), such Liabilities to become the obligations and liabilities of the DE Trust; and (ii) to deliver to the Fund in accordance with paragraph (b) of this Section 1, full and fractional shares of each series and class of shares of beneficial interest, without par value, of the DE Trust, equal in number to the number of full and fractional shares of the corresponding series and class of shares of [beneficial interest/common stock] of the Fund outstanding at the time of calculation of the Fund’s net asset value (“NAV”) on the business day immediately preceding the Effective Date of the Reorganization. The reorganization contemplated hereby is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (“Code”). The Fund shall distribute to the Fund’s shareholders the shares of the DE Trust in accordance with this Agreement and the resolutions of the Board of [Trustees/Directors] of the Fund (the “Board of [Trustees/Directors]”) authorizing the transactions contemplated by this Agreement.

b. In order to effect the delivery of shares described in Section 1(a)(ii) hereof, the DE Trust will establish an open account for each shareholder of the Fund and, on the Effective Date of the Reorganization, will credit to such account full and fractional shares of beneficial interest, without par value, of the corresponding series and class of the DE Trust equal to the number of full and fractional shares of [beneficial interest/common stock] such shareholder holds in the corresponding series and class of the Fund at the time of calculation of the Fund’s NAV on the business day immediately preceding the Effective Date of the Reorganization. Fractional shares of the DE Trust will be carried to the third decimal place. At the time of calculation of the Fund’s NAV on the business day immediately preceding the Effective Date of the Reorganization, the net asset value per share of each series and class of shares of the DE Trust shall be deemed to be the same as the net asset value per share of each corresponding series and class of shares of the Fund. On the Effective Date of the Reorganization, the shares of a series and class of the Fund will be deemed to represent the same number of shares of the corresponding series and class of the DE Trust. Simultaneously with the crediting of the shares of the DE Trust to the shareholders of record of the Fund, the shares of the Fund held by such shareholders shall be cancelled. Each shareholder of the Fund will have the right to deliver their share certificates of the Fund to the DE Trust in exchange for shares of the DE Trust. However, a shareholder need not deliver such certificates to the DE Trust unless the shareholder so desires.

c. As soon as practicable after the Effective Date of the Reorganization, the Fund shall take all necessary steps under [Massachusetts/Maryland/Delaware] law to effect a complete dissolution of the Fund.

d. The expenses of entering into and carrying out this Agreement will be borne by the Fund.

2. Closing and Effective Date of the Reorganization.

The Closing shall consist of (i) the conveyance, transfer and delivery of the Assets to the DE Trust in exchange for the assumption and payment, when due, by the DE Trust, of the Liabilities of the Fund; and (ii) the issuance and delivery of the DE Trust’s shares in accordance with Section 1(b), together with related acts necessary to consummate such transactions. Subject to receipt of all necessary regulatory approvals and the final adjournment of the meeting of shareholders of the Fund at which this Agreement is considered and approved, the Closing shall occur on such date as the officers of the parties may mutually agree (“Effective Date of the Reorganization”).

3. Conditions Precedent.

The obligations of the Fund and the DE Trust to effectuate the transactions hereunder shall be subject to the satisfaction of each of the following conditions:

a. Such authority and orders from the U.S. Securities and Exchange Commission (the “Commission”) and state securities commissions as may be necessary to permit the parties to carry out the transactions contemplated by this Agreement shall have been received;

b. (i) One or more post-effective amendments to the Fund’s Registration Statement on Form N-1A (“Registration Statement”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (“1940 Act”), containing such amendments to such Registration Statement as are determined under the supervision of the Board of [Trustees/Directors] to be necessary and appropriate as a result of this Agreement, shall have been filed with the Commission; (ii) the DE Trust shall have adopted as its own such Registration Statement, as so amended; (iii) the most recent post-effective amendment or amendments to the Fund’s Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the Commission (other than any such stop order, proceeding or threatened proceeding which shall have been withdrawn or terminated); and (iv) an amendment of the Form N-8A Notification of Registration filed pursuant to Section 8(a) of the 1940 Act (“Form N-8A”) reflecting the change in name and legal form of the Fund to a Delaware statutory trust shall have been filed with the Commission and the DE Trust shall have expressly adopted such amended Form N-8A as its own for purposes of the 1940 Act;

c. Each party shall have received an opinion of [Counsel] to the effect that, assuming the reorganization contemplated hereby is carried out in accordance with this Agreement, the laws of the [Commonwealth of Massachusetts/State of Maryland and] the State of Delaware, and in accordance with customary representations provided by the parties in a certificate(s) delivered to [Counsel], the reorganization contemplated by this Agreement qualifies as a “reorganization” under Section 368 of the Code, and thus will not give rise to the recognition of income, gain or loss for federal income tax purposes to the Fund, the DE Trust or the shareholders of the Fund or the DE Trust;

d. The shares of the DE Trust are eligible for offering to the public in those states of the United States in which the shares of the Fund are currently eligible for offering to the public so as to permit the issuance and delivery by the DE Trust of the shares contemplated by this Agreement to be consummated;

e. This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by the appropriate action of the Board of [Trustees/Directors] and the shareholders of the Fund;

f. The shareholders of the Fund shall have voted to direct the Fund to vote, and the Fund shall have voted, as sole shareholder of each series of the DE Trust, to:

(i)	Elect as Trustees of the DE Trust the following individuals: [list Board members];

(ii)
Approve an Investment Advisory [and Service] Agreement between Capital Research and Management Company (“Investment Adviser”) and the DE Trust, which is substantially the same, with any such changes as approved by shareholders of the Fund, as the then-current Investment Advisory [and Service] Agreement between the Investment Adviser and the Fund;

(iii)	Approve a Subsidiary Agreement between the Investment Adviser and a Subsidiary Adviser, substantially in the form approved by shareholders of the Fund; and

(iv)
Approve Plans of Distribution pursuant to Rule 12b-1 under the 1940 Act for applicable share classes and series of the DE Trust that are substantially the same as the Plans of Distribution of the Fund and its series.

g. The Trustees of the DE Trust shall have duly adopted and approved this Agreement and the transactions contemplated hereby, including authorization of the issuance and delivery by the DE Trust of shares of the DE Trust on the Effective Date of the Reorganization and the assumption by the DE Trust of the Liabilities of the Fund in exchange for the Assets of the Fund pursuant to the terms and provisions of this Agreement, and shall have taken the following actions at a meeting duly called for such purposes:

(i)	Approval of the Investment Advisory [and Service] Agreement described in paragraph (f)(ii) of this Section 3 between the Investment Adviser and the DE Trust;

(ii)	Approval of the assignment to the DE Trust of the custody agreement(s), as amended to date, between [Custodian] and the Fund;

(iii)	Selection of [Auditor] as the DE Trust’s independent registered public accounting firm for the current fiscal year;

(iv)	Approval of an administrative services agreement with the Investment Adviser in substantially the same form as the Fund’s then current agreement;

(v)	Approval of a principal underwriting agreement between the DE Trust and American Funds Distributors, Inc. in substantially the same form as the Fund’s then current agreement;

(vi)
Approval of plans of distribution by the DE Trust pursuant to Rule 12b-1 under the 1940 Act for each relevant class of shares in substantially the same form as the then current plans for shares of the Fund;

(vii)	Approval of the multiple class plan pursuant to Rule 18f-3 in substantially the same form as the Fund’s then current plan;

(viii)	Approval of a shareholder services agreement with American Funds Service Company in substantially the same form as the Fund’s then current agreement;

(ix)
Authorization of the issuance by the DE Trust of one share of each series of the DE Trust to the Fund in consideration for the payment of $1.00 for each such share for the purpose of enabling the Fund to vote on the matters referred to in paragraph (f) of this Section 3, and the subsequent redemption of such shares, all prior to the Effective Date of the Reorganization; and

(x)	Submission of the matters referred to in paragraph (f) of this Section 3 to the Fund as sole shareholder of each series of the DE Trust.

(xi)
[Approval of a business management agreement between the DE Trust and Washington Management Corporation in substantially the same form of the Fund’s then current agreement.][applicable to TEFMD/VA and WMIF]

At any time prior to the Closing, any of the foregoing conditions may be waived or amended, or any additional terms and conditions may be fixed, by the Boards of [Trustees/Directors] of the Fund and the DE Trust, if, in the judgment of such Boards, such waiver, amendment, term or condition will not affect in a materially adverse way the benefits intended to be accorded the shareholders of the Fund and the DE Trust under this Agreement.

4. Dissolution of the Fund.

Promptly following the Closing, the officers of the Fund shall take all steps necessary under [Massachusetts/Maryland/Delaware] law to dissolve its [business trust/corporate] status, including publication of any necessary notices to creditors, receipt of any necessary pre-dissolution clearances from the [Commonwealth of Massachusetts/State of Maryland/State of Delaware], and filing for record with the Secretary of the [the Commonwealth of Massachusetts of a Certificate of Termination][State of Maryland of Articles of Dissolution][State of Delaware of a Certificate of Dissolution].

5. Termination.

The Board of [Trustees/Directors] of the Fund may terminate this Agreement and abandon the reorganization contemplated hereby, notwithstanding approval thereof by the shareholders of the Fund, at any time prior to the Effective Date of the Reorganization if, in the judgment of such Board, the facts and circumstances make proceeding with this Agreement inadvisable.

6. Entire Agreement.

This Agreement embodies the entire agreement between the parties hereto and there are no agreements, understandings, restrictions or warranties among the parties hereto other than those set forth herein or herein provided for.

7. Further Assurances; Other Agreements.

The Fund and the DE Trust shall take such further action as may be necessary or desirable and proper to consummate the transactions contemplated hereby.

The parties acknowledge and agree that this Agreement has been made and executed on behalf of the Fund and the DE Trust and is not executed or made by the officers or [Trustees/Directors] of the Fund or the DE Trust individually, but only as officers and [Trustees/Directors] under the Fund’s charter or the DE Trust’s Agreement and Declaration of Trust, respectively, and that the obligations of the Fund and the DE Trust hereunder are not binding upon any of the [Trustees/Directors], officers or shareholders of the Fund or the DE Trust individually, but bind only the estate of the Fund or the DE Trust, as appropriate.

8. Closing and Effective Date of the Reorganization.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9. Closing and Effective Date of the Reorganization.

This Agreement and the transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

     IN WITNESS WHEREOF, the Fund and the DE Trust have each caused this Agreement and Plan of Reorganization to be executed on its behalf as of the day and year first-above written.

[Name of Fund] (a state and form of organization)

By:
Name:
Title:
[Name of DE Trust] (a Delaware statutory trust)

By:
Name:
Title: